EXHIBIT 10.53

Addendum 5 To Lease

This Addendum (Addendum 5), dated January 22, 2008, is to that certain lease dated June 23, 1989, effective January 1, 1993 as subsequently amended (Lease), by and between Kipp Cattle Co., a partnership and/or Rex Kipp, Jr. as his sole and separate property and estate (Lessor) and Bowlin Travel Centers Inc, a Nevada corporation (Lessee), as successor in interest to Bowlin Outdoor Advertising & Travel Centers Incorporated, a Nevada Corporation, as successor in interest to Bowlin’s Incorporated., a New Mexico corporation as original lessee.  This Addendum 5 is made in order to specify and document the change in Lease term and the following intentions and agreements of the Lessor and Lessee regarding fuel sales at the Premises:

Term:  The Lease Term is hereby amended to now expire on December 31, 2022.

First-Right-Of-Refusal:  This Section shall be added to the Lease:  Lessor and Lessee agree that Lessee shall have the option to match, on the same terms and conditions, any bonafide offer that Lessor may receive for the sale of all, or any portion, of the leased Premises.  If any such offer is received by Lessor, Lessor shall provide Lessee with written notice and details of the offer.   Lessee will then have Twenty (20) business days after having received such notice to provide a written response to Lessor noting Lessee’s intent to exercise their option to purchase the Premises on the specified terms and conditions.  If Lessee fails to provide the timely notice of their intent to exercise this option, Lessor is free to accept the original offer.  Lessee’s failure to exercise any option available under this Section pertains only to that specific offer and is not a waiver of the option for any future offers.  Lessee’s First-Right-Of-Refusal shall continue for all future offers to purchase the Premises, that may be received by Lessor or successors to Lessor.

If any ownership transfer of the Premises becomes eminent because of possible bankruptcy proceedings or because an entity may exercise it’s collateral rights to the Premises, Lessor shall, prior to the initiation of any legal actions, notify Lessee of such potential actions and Lessee shall then have the right to take ownership of the property, in the case of bankruptcy, by purchasing the Premises from Lessor at the then fair market price; or in case where an entity may attempt to exercise collateral rights, by Lessee satisfying the debt owed to the secured party.

Allowance of Pets: The Lease terms are hereby clarified to include:  Lessee, at its sole discretion, may allow, or disallow, its employees, customers or agents to bring and keep pets and other domesticated animals onto the property so long as those animals are properly cared for and are controlled as would be customary and expected for the particular type or species of animal.

Lessee acknowledges that Lessor owns cattle that may be grazed on Lessor controlled property adjoining the Premises and Lessee acknowledges that unsupervised pets, specifically dogs, have the potential to disrupt the peaceful existence of those cattle.  Lessee therefore agrees that, if Lessee allows pet dogs onto the Premises under the terms of this Section, Lessee will advise the dog’s owners of the specific concerns for the safety and wellbeing of Lessor’s cattle and will also advise the owners of the need for supervision and control of their animals, as well as the potential consequences of the lack of supervision or control of their animals.  Lessor and Lessee agree that, if Lessor’s cattle are threatened, Lessor will be allowed to take, without threat of retribution by Lessee, any legal action necessary to properly maintain the security of Lessor’s cattle on the adjoining property.

Gasoline, Diesel and Motor Oil Products:  All provisions of the Lease, including subsequent amendments, that reference the purchase and sale of motor fuels and motor oil products, including, but not limited to, the original lease document Article XIII titled Purchase Of Gasoline And Oil Products To Be Sold; and those provisions relating to gasoline sales portions of rent payments and the source and costs of gasoline products as written in the amendment dated June 8, 1992 and effective January 1, 1992, shall be hereby replaced by the following terms and conditions:

1.
Lessor authorizes Lessee to sell gasoline, diesel and motor oil products (Fuel Products) at the Premises and Lessor and Lessee agree that Lessee may purchase Fuel Products from any legal source that Lessee , from time to time, considers to be most appropriate for Lessee’s business.

2.
Lessee will pay Lessor Two Cents ($0.02) per gallon for all gasoline and diesel fuels (Fuel Sales) sold at the Premises.  Payment will be calculated monthly and submitted to Lessor within 15 days following the month in which the sales occurred.

3.
Motor oils will be included in general sales activity at the business.  Lessee will continue to pay Lessor Three Percent (3%) of all non Fuel Sales at the Premises and will continue to make the appropriate calculation and payment within 15 days following the end of the month during which the sales occurred.

4.
Lessor hereby authorizes Lessee to, at Lessee’s sole discretion and expense, install and maintain any equipment and storage facilities needed for sale of Fuel Products.  Lessor and Lessee agree that any such equipment or storage facilities will remain the property of Lessee, with Lessee having right the remove, replace or modify any such items at any time without any further authorization by, or duty to, Lessor.

5.	Lessor and Lessee agree that Lessee may, at Lessee’s sole discretion, from time to time, determine the brand of fuel to be sold at the Premises, including, if Lessee so chooses, no branding at all.

TAXES:  Lessee shall pay all ad valorem taxes pertinent to the Premises, including those related to currently existing Lessor’s Items.  Lessor agrees to, immediately after receipt, provide Lessee with a copy of any assessment and tax notices pertinent to the Premises, and Lessor hereby grants Lessee, as the responsible party, the right to protest, on Lessor’s behalf, any unreasonable changes to the assessed value of any items pertinent to this section.  Lessor will assist Lessee as necessary with the filing of any documents or forms as may be required to complete the protest.

All provisions, terms and conditions of the Lease, as subsequently amended, that are not specifically modified by this Amendment 5, shall remain in full force and effect.

Accepted and agreed to, this 23rd day of January, 2008:

Lessor:	Lessee:

/s/ Rex Kipp, Jr.	/s/ Kit Johnson
Rex Kipp, Jr.	Kit Johnson, Director of Operations
Bowlin Travel Centers Inc.

Signature Date: 1/23/08	Signature Date: 1/23/08

/s/ Justin Kipp
Justin Kipp, General Partner,
Kipp Cattle Co.

Signature Date: 1/23/08